Exhibit (23)

Consent of Independent Registered Public Accounting Firm

Potlatch Forest Products Corporation, Plan Administrator

Potlatch Forest Products Corporation Salaried Employees’ Savings Plan:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-54515, 333-28079 and 333-74956) on Form S-8 of Potlatch Corporation of our report dated June 5, 2007 with respect to the statements of net assets available for benefits of Potlatch Forest Products Corporation Salaried Employees’ Savings Plan, as of December 31, 2006 and 2005 and the related statements of changes in net assets available for benefits for the years then ended, and related supplemental schedule H, line 4i – schedule of assets (held at end of year) and supplemental schedule H, line 4j – schedule of reportable transactions, which report appears in the December 31, 2006 annual report on Form 11-K of Potlatch Forest Products Corporation Salaried Employees’ Savings Plan. Our report refers to the adoption of FSP AAG INV-1 and SOP 94-4-1 related to the reporting of the valuation of certain investment contracts.

By /S/ KPMG LLP

Portland, Oregon

June 5, 2007